SCHEDULE 14A
                                   (Rule 14a-101)

                       INFORMATION REQUIRED IN PROXY STATEMENT

                              SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the
                           Securities Exchange Act of 1934


     Filed by the registrant   X

     Filed by a party other than the registrant  ___

     Check the appropriate box:

     ___ Preliminary proxy statement

     X   Definitive Proxy Statement

     ___ Definitive additional materials

     ___ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   NUI CORPORATION
                  (Name of Registrant as Specified in Its Charter)

                                 JOSEPH P. COUGHLIN
                     (Name of Person(s) Filing Proxy Statement)

     Payment of filing fee (Check appropriate box):

     X    $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i), or 14a-6(j)(2).
     ___ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     ___ Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.
         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transactions applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11:

         (4) Proposed maximum aggregate value of transaction:

     ___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing

          (1) Amount previously paid:

          (2) Form, schedule or registration statement no.:

          (3) Filing party:

          (4) Date filed:

                                   NUI Corporation
                           550 Route 202-206, P.O. Box 760
                          Bedminster, New Jersey 07921-0760
                                   (908) 781-0500

                      Notice of Annual Meeting of Shareholders


     To the Shareholders:

     The Annual Meeting of Shareholders of NUI Corporation ("NUI") will be held in the auditorium at One Elizabethtown Plaza, Union, New Jersey, on Tuesday, March 8, 1994 at 10:30 A.M. for the following purposes:

          I. To elect three (3) directors for three-year terms expiring in 1997;

          II. To approve the appointment, by the Board of Directors, of Arthur Andersen & Co. as independent public accountants for the fiscal year ending September 30, 1994;

          III. To take action upon any other business as may properly come before the meeting;

     The Board of Directors has fixed the close of business on January 21, 1994 as the record date for the determination of the shareholders entitled to notice of and to vote at such Annual Meeting or any adjournment or postponement thereof.

                                   By Order of the Board of Directors

                                   JOSEPH P. COUGHLIN
                                   Secretary

     January 28, 1994
                         ___________________________________
                                      IMPORTANT
     SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING. PLEASE USE THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                         ___________________________________

     Convenient parking is available in the immediate vicinity for shareholders attending the meeting. Directions to the meeting site are included on the back cover.

                                  TABLE OF CONTENTS


                                                                       Page


RECORD DATE, SHAREHOLDERS ENTITLED TO VOTE AND REQUIRED VOTE  . . . . .   1

SOLICITATION, REVOCATION AND VOTING OF PROXIES  . . . . . . . . . . . .   1

ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . .   2
               The Board of Directors . . . . . . . . . . . . . . . . .   3
               Committees of the Board of Directors . . . . . . . . . .   5
               Compensation of Directors  . . . . . . . . . . . . . . .   6
               Compensation Committee Interlocks and Insider
                    Participation . . . . . . . . . . . . . . . . . . .   6
               Family Relationships . . . . . . . . . . . . . . . . . .   7
               Certain Relationships and Related Transactions . . . . .   7
               Involvement in Certain Legal Proceedings . . . . . . . .   8

APPROVAL OF AUDITORS  . . . . . . . . . . . . . . . . . . . . . . . . .   8

OTHER BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

OWNERSHIP OF VOTING SECURITIES BY CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT . . . . . .   8
               Security Ownership of Certain Beneficial Owners  . . . .   8
               Security Ownership of Management . . . . . . . . . . . .   9

EXECUTIVE OFFICERS  . . . . . . . . . . . . . . . . . . . . . . . . . .  10

EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . .  11
               Compensation Committee Report on Executive
                    Compensation  . . . . . . . . . . . . . . . . . . .  11
               Performance Graph  . . . . . . . . . . . . . . . . . . .  13
               Annual Compensation, Long-Term Compensation and All
                    Other Compensation  . . . . . . . . . . . . . . . .  14
               Options and SARs . . . . . . . . . . . . . . . . . . . .  17

               Long-Term Incentive Plan Awards  . . . . . . . . . . . .  17
               Employment Contracts, Termination of Employment and
                    Change in Control Agreements  . . . . . . . . . . .  17

ANNUAL REPORT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                   NUI CORPORATION
                           550 Route 202-206, P.O. Box 760
                          Bedminster, New Jersey  07921-0760


                                   PROXY STATEMENT
                            ANNUAL MEETING OF SHAREHOLDERS
                                    MARCH 8, 1994


               This Proxy Statement is being furnished to shareholders in connection with the solicitation by the Board of Directors of NUI Corporation (hereinafter called the "Corporation" or "NUI") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, March 8, 1994, at 10:30 A.M., local time, and at any adjournment or postponement thereof (the "Annual Meeting"). The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to shareholders is January 28, 1994.

             RECORD DATE, SHAREHOLDERS ENTITLED TO VOTE AND REQUIRED VOTE

               Only holders of shares of NUI common stock, no par value (the "Common Stock") of record at the close of business on January 21, 1994 are entitled to notice of and to vote at the Annual Meeting. As of January 21, 1994 there were outstanding 8,254,422 shares of Common Stock which is the only class of capital stock entitled to vote at the meeting. On January 21, 1994, the shares of Common Stock were held by 6,061 holders of record.

               The presence of a majority of the outstanding shares of Common Stock, either in person or by proxy, is necessary to constitute a quorum at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held.

               Pursuant to the By-Laws of NUI the affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy and voting at the Annual Meeting is required to elect the three directors to the Board of Directors. The affirmative vote of the holders of a majority of the shares of the Common Stock represented in person or by proxy and voting at the Annual Meeting is required to approve the appointment of Arthur Andersen & Co. as NUI's independent public accountants.

                    SOLICITATION, REVOCATION AND VOTING OF PROXIES

               This solicitation is made on behalf of the Board of Directors of the Corporation. The cost of soliciting these proxies will be borne by the Corporation. In addition to solicitation by mail, the Corporation will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and will reimburse them for their expenses in so doing. The solicitation will initially be by mail and it may later be decided to make further solicitation by mail, telephone, or personal calls by directors, officers and regular employees of the Corporation and its subsidiaries and others.

               The form of proxy enclosed is for use at the Annual Meeting if a shareholder is unable to attend in person. The proxy may be revoked by a shareholder at any time before it is exercised. All shares represented by valid proxies received prior to the Annual Meeting, and not revoked before they are exercised, will be voted at the Annual Meeting in accordance with the instructions on the proxies. If no contrary instructions are indicated, such proxies will be voted FOR each of the nominees to the Board of Directors and FOR the appointment of Arthur Andersen & Co. as independent public accountants for the fiscal year ending September 30, 1994. A shareholder may revoke his or her proxy at any time prior to its use by delivering a written notice to the secretary of the Annual Meeting at NUI Corporation, 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760 or by delivering a later-dated proxy to the secretary of the Annual Meeting. Pursuant to New Jersey law, the presence at the Annual Meeting of a shareholder who has given a proxy will not revoke such proxy unless the shareholder files written notice of such revocation with the secretary of the Annual Meeting prior to the voting of such proxy or votes the shares subject to the proxy by written ballot.

                                ELECTION OF DIRECTORS

               The By-Laws provide that the Board of Directors shall consist of not less than eight nor more than 25 directors. Pursuant to action taken by the Board of Directors the number of directors has been fixed at nine. The By-Laws also provide that the Board of Directors shall be divided into three classes with directors in each class serving three-year terms. Approximately one-third of the Board of Directors will be elected each year. At each annual meeting of shareholders, successors for those directors whose terms expire at that annual meeting will be elected to serve for three-year terms.

               It is intended that the persons named in the proxy accompanying this Proxy Statement will vote in favor of James J. Forese, Jack Langer and
     R. V. Whisnand as directors of the Corporation for three-year terms expiring at the 1997 annual meeting of shareholders or until their successors are elected or appointed. All of the foregoing persons are presently serving as directors and were elected by the shareholders at the 1992 annual meeting.

               While it is not anticipated that any of the nominees will be unable to serve, if any such nominee is not a candidate for election as a director at the meeting, the proxy will be voted in favor of such other person or persons, if any, in lieu thereof as the present Board of Directors shall determine. There are no arrangements or understandings between any nominee for election and any other person pursuant to which the nominee was selected except for Jack Langer who has an employment contract under which NUI is required to cause him to be nominated as a director of NUI.








               The following information as of October 31, 1993, with respect to name, age, current term, committee memberships, the period served as a director and business experience during the past five years is provided with respect to each nominee:

               James J. Forese, age 57
               Current term expires in 1994
               Member of the Audit, Executive and Compensation Committees.

               Mr. Forese has served as a director since 1978. Since October 1, 1993 Mr. Forese serves as Chairman, IBM Credit Corporation and has served as vice-president of International Business Machines Corporation* since 1983 and as vice-president, finance, International Business Machines Corporation since 1990. He has served also as a member of the IBM Corporate Management Board since 1988. From 1988 to 1990, Mr. Forese served as group executive of the IBM World Trade Americas Group and, until 1988, Mr. Forese served as executive vice-president and director of IBM World Trade Europe/Middle East/Africa Corporation.* Mr. Forese serves as a director of IBM Latin America,* American Management Systems, Inc.* and Lexmark International, Inc.* and he is a trustee of Rensselaer Polytechnic Institute*.

               Jack Langer, age 56
               Current term expires in 1994
               Member of the Executive Committee.

               Mr. Langer has served as director of NUI and as a member of the advisory board of the Florida Division (the "Florida Division") of NUI's principal operating subsidiary Elizabethtown Gas Company ("EGC") since the acquisition of City Gas Company of Florida ("City Gas") by NUI in 1988. During the last five years Mr. Langer has served as president and chief executive officer of the Florida Division and he served as president and chief operating officer of City Gas until 1988. He is a director of Intercontinental Bank Corp.*

               R. V. Whisnand, age 49
               Current term expires in 1994
               Member of the Compensation, Executive and Investment Committees.

               Mr. Whisnand has served as director since 1982. During the last five years Mr. Whisnand has served as a partner in Combined Capital Management.* Mr. Whisnand served as executive vice-president of Stone & Webster, Incorporated* from 1986 to 1987 and as president of Stone & Webster Management Consultants, Inc.* from 1984-1986.


     The Board of Directors

               The following information as of October 31, 1993, with respect to name, age, current term, committee memberships, the period served as director and business experience during the past five years is provided with respect to each director whose current term extends beyond 1994:






     __________________________
     *Not affiliated with NUI Corporation



               John W. Atherton, Jr., age 51
               Current term expires in 1995
               Member of the Compensation and Investment Committees.

               Mr. Atherton has served as a director since January 1985. In December 1988, Mr. Atherton was appointed chairman and chief executive officer of City Federal Savings Bank* ("CFSB") until the appointment of a Receiver on December 8, 1989 (see "--Involvement in Certain Legal Proceedings"), and president and chief executive officer of CFSB's parent holding company, CityFed Financial Corp.* ("CityFed"). Prior thereto, Mr. Atherton had served as deputy chief executive officer and president of CFSB. Mr. Atherton served as vice chairman of CityFed from April 1986 until becoming chairman in July 1991.

               Calvin R. Carver, age 68
               Current term expires in 1996
               Member of the Audit, Executive and Investment Committees.

               Mr. Carver has served as a director of NUI since 1969 (except for four months ended March 1982) and as a director of EGC since 1965. Mr. Carver had served as executive vice-president of NUI until his retirement in 1986. He is a director of Penn-Jersey Pipe Line Co.*

               John Kean, age 64
               Current term expires in 1995
               President and chief executive officer of NUI and a member of the Executive Committee.

               Mr. Kean has served as president and chief executive officer of NUI and as a director since 1969. He has served as chairman of the board of directors of EGC since 1980 and as a member of the advisory board of the Florida Division since 1988 and as chairman since 1991. Mr. Kean is a director of E'Town Corporation* and of Elizabethtown Water Company*. From June 1985 to June 1988, Mr. Kean served as president of the International Gas Union*, a federation of technical and scientific gas industries associations.

               Robert W. Kean, Jr., age 71
               Current term expires in 1996
               Member of the Executive and Investment Committees.

               Mr. Kean, Jr. has served as director of NUI since 1969 and as a director of EGC since 1950. For more than five years Mr. Kean, Jr. has been chairman and chief executive officer of E'town Corporation* and its subsidiary, Elizabethtown Water Company.* Mr. Kean, Jr. is a director and the chairman of the board of Constellation Bancorp*, and a director of Constellation Bank, Elizabeth, New Jersey ("Constellation Bank").* Mr. Kean, Jr. is a member of the New Jersey Board of Higher Education,* a director of the New Jersey Audubon Society,* and a director of New Jersey Business and Industry* (and its affiliates, NJ Manufacturers Association), and a trustee of Elizabeth General Medical Center* and of Fisk University.*



     __________________________
     * Not affiliated with NUI Corporation.




               Bernard S. Lee, age 59
               Current term expires in 1995
               Member of the Audit and Compensation Committees.

               Mr. Lee has served as director since January 1992. Mr. Lee has served as chief executive officer and president of the Institute of Gas Technology* ("IGT") since 1978 and he serves as a member of the board of trustees of IGT and its executive committee. He is also chairman and president of GDC Inc.*; Hycrude Corporation;* Endesco, Inc.*; and M-C Powers*; all of which are subsidiaries of IGT. Dr. Lee is a director of Peerless Mfg. Co.;* Energy Biosystems Corp* and he also serves on the advisory board of the Center for Applied Energy Research* at the University of Kentucky.

               John Winthrop, age 57
               Current term expires in 1996
               Member of the Executive, Investment and Audit Committees.

               Mr. Winthrop has served as director since 1978. For more than five years, Mr. Winthrop has been president of John Winthrop & Co., Inc.* (investment management). He also served as a director of several mutual funds including the Alliance Capital Reserves Fund* and the Pioneer Funds*. Since 1992 he also served as a director of the American Farmland Trust* in Washington, D.C.

     Committees of the Board of Directors

               The following directors currently serve as members of the Audit Committee of the Board: James J. Forese, Calvin R. Carver, Bernard S. Lee and John Winthrop, none of whom is an officer of NUI. The Audit Committee
     (1) annually recommends to the Board of Directors the appointment of independent public accountants of NUI and its subsidiary companies; (2) reviews the scope of audits; (3) determines the duties and responsibilities of, and reviews the annual program for, the internal auditing staff; and
     (4) receives, reviews and takes action deemed appropriate with respect to audit reports submitted. The Audit Committee held three meetings during fiscal 1993.

               The Board has an Investment Committee on which Calvin R. Carver, John W. Atherton, Jr., Robert W. Kean, Jr., R. V. Whisnand and John Winthrop serve as members. This Committee reviews the general conduct of the investment of the Trust Fund of the NUI Retirement Plan and the Florida Division Pension Trust, including the selection of investment manager(s) and the delegation to them of the responsibility for investment management of said Trust Funds, the determination of investment guidelines within which they operate and the review of their performance. The Investment Committee met five times during fiscal 1993.

               The Board of Directors has a Compensation Committee on which R.
     V. Whisnand, John W. Atherton, Jr., James J. Forese and Bernard S. Lee serve as members. None of the members is or was an officer or employee of NUI. This Committee reviews and makes recommendations to the Board regarding compensation to be paid to officers of NUI and its subsidiary companies. This Committee administers NUI's 1988 Stock Plan and has the authority to determine, in its discretion, the persons to whom, and the times at which, options, restricted stock and performance units shall be granted and the number of shares of Common Stock to be subject to each such

     __________________________
     * Not affiliated with NUI Corporation.




     option and restricted stock grant, the restrictions applicable to restricted stock, the performance schedule applicable to performance units and the terms and conditions of each grant consistent with the Plans. The Compensation Committee met twice during fiscal 1993.

               The current members of the Executive Committee are John Kean, James J. Forese, Robert W. Kean, Jr., Jack Langer, R.V. Whisnand and John Winthrop. This Committee met twice in fiscal 1993.

               NUI does not have a nominating committee. The Board of Directors held six regularly scheduled meetings and two special meetings during fiscal 1993. Except for Mr. Forese, all directors attended at least 75% of the total number of meetings of the Board and of the Committees of the Board of which they are members.

     Compensation of Directors

               The compensation program for directors, which is aligned with the Corporation's long-term strategic goals and performance and the enhancement of shareholder value includes long-term compensation involving shares of NUI Common Stock. Each director who is not also an officer or employee of NUI or any of its subsidiaries earns, upon election at the annual meeting of the shareholders of NUI, an annual retainer that consists of a deferred grant of restricted shares of Common Stock with a fair market value equivalent to $8,000 on the date of the grant. As of September 30, 1993, each director's deferred grant of restricted shares of Common Stock totaled 1,362 shares, except for Mr. Lee, who joined the Board in January 1992 and whose deferred grant totaled 880 shares. Prior to 1991, the annual retainer was paid in cash. In addition, non-employee directors are paid $600 each in cash for attendance at each regular or special meeting of the Board of Directors or any Committee thereof; provided, however, that the maximum amount payable to any director for all meetings attended on any one day at any one location may not exceed $900.

               John Kean, Calvin R. Carver, and Robert W. Kean, Jr. currently serve as directors of EGC and are paid $450 for attendance at each meeting of that board. In addition, Calvin R. Carver and Robert W. Kean, Jr. each are paid an annual retainer of $1,000 for serving as directors of EGC.

               Any director of NUI who has served as such for a total of ten years or more (with at least five years as neither an officer nor an employee of NUI or any of its subsidiaries) will be paid, upon retirement at or after age 70, an annual retirement benefit for life equivalent to the annual retainer in effect at the time of the director's retirement, but not less than $8,000. Currently, two retired directors are receiving such benefits.

               Employee directors of the Corporation receive no additional compensation for serving in their capacity as directors of the Corporation.

     Compensation Committee Interlocks and Insider Participation

               During the most recent fiscal year, no member of the Compensation Committee was or formerly was an officer or employee of NUI or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K of the Securities and Exchange Commission (the "SEC"). In addition, except as noted below (see "Certain Relationships and Related Transactions"), no executive officer of NUI serves on the board of




     directors or compensation (or similar) committee of another company, where an executive officer of the other company also serves on the board or compensation (or similar) committee of NUI. John Kean serves on the boards of directors of E'Town Corporation and its subsidiary, Elizabethtown Water Company, but is not a member of their compensation (or similar) committees. Robert W. Kean, Jr., the chairman and chief executive officer of E'Town Corporation and Elizabethtown Water Company, is a director of NUI, but is not a member of the Compensation Committee.

     Family Relationships

                John Kean is a cousin of Robert W. Kean, Jr. and the father of John Kean, Jr. (see "Executive Officers").

     Certain Relationships and Related Transactions

               Transactions With Management and Others. John Kean is a director and Robert W. Kean, Jr. is a director and officer of Elizabethtown Water Company. In fiscal 1993, the Company provided data processing services to Elizabethtown Water Company which paid approximately $570,000 for such services.

               Robert W. Kean, Jr. is a director of the Constellation Bank. During fiscal 1993, NUI had short term borrowings in the ordinary course of business from the Constellation Bank. The rates of interest paid on such loans varied from 3.00% to 4.125%, and the maximum amount outstanding during the fiscal 1993 was $15,000,000 and at September 30, 1993 was $14,900,000. In addition, in the ordinary course of business NUI paid approximately $170,000 to the bank for services rendered. For part of 1993 the bank subleased space from EGC and paid approximately $25,000 for rent and other related expenses.

               James J. Forese is a vice-president of International Business Machines Corporation and Bernard S. Lee is chief executive officer and president of IGT. In fiscal 1993, NUI purchased approximately $700,000 of products and services from International Business Machines Corporation and paid IGT approximately $300,000 for dues and services rendered.

               Jack Langer is a director of Intercontinental Bank. During fiscal 1993 in the ordinary course of business NUI paid approximately $23,000 to the bank for services rendered.

               In August 1987, EGC entered into an Agreement of Lease with Liberty Hall Joint Venture for the occupancy of approximately 160,000 square feet of a 200,000 square foot office building in Union, New Jersey. On December 9, 1987, the New Jersey Board of Regulatory Commissioners authorized the acceptance of this agreement subject to certain conditions. The Joint Venture participants are Cali Liberty Hall Associates *(a New Jersey general partnership) and a Kean family trust of which John Kean, Stewart B. Kean and M. A. Raynolds are trustees. All negotiations relative to the lease were conducted between EGC and Cali Liberty Hall Associates. No person involved with the Kean family trust participated in such discussions. The annual base rent is approximately $2.5 million through 1994, $2.9 million from 1995 through 1999, $3.3 million from 2000 through 2004, and $3.7 million from 2005 through 2009.

               Indebtedness of Management. None.

     __________________________
     * Not affiliated with NUI Corporation.



     Involvement in Certain Legal Proceedings

                On December 8, 1989, Resolution Trust Corporation was appointed as Receiver for CFSB*. Since that date, John W. Atherton, Jr. no longer serves as chairman and chief executive officer of CFSB. He continues to serve as president, chief executive officer and chairman of CityFed.*

                                 APPROVAL OF AUDITORS

               Arthur Andersen & Co., 1345 Avenue of the Americas, New York, N.Y. 10105, independent certified public accountants, have been auditors of NUI since 1969 and of EGC since 1949. That firm has been selected by the Board of Directors, upon recommendation of its Audit Committee, to serve as independent public accountants for NUI and its subsidiaries for the fiscal year ending September 30, 1994 and shareholder approval for such appointment is requested. In the event a majority of the votes being cast are against approval, the Board of Directors will reconsider the appointment.

               It is expected that representatives of Arthur Andersen & Co., will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and also will be available to respond to appropriate questions raised at the meeting or submitted to them in writing before the meeting.

                                    OTHER BUSINESS

                Management of NUI does not intend to present, and does not have any reason to believe that others will present, at the Annual Meeting, any item of business other than those set forth herein. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxy.

                      OWNERSHIP OF VOTING SECURITIES BY CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

               Security Ownership of Certain Beneficial Owners. Under the rules of the SEC, and for the purpose of the following tables, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power and/or investment power with respect to such security. Except as set forth in the following table, as of October 31, 1993, no person known to NUI owned beneficially more than 5% of the outstanding shares of Common Stock, including those shares which persons had the right to acquire within 60 days of that date by the exercise of stock options.

           Name and Address of                                Percent
            Beneficial Owner       Number of Shares          of Class

                John Kean               499,023                  6.1%
            550 Route 202-206
      Bedminster, New Jersey 07030


             Stewart B. Kean            685,576                  8.4%
                  Box 1
       Elizabeth, New Jersey 07207

     __________________________
     * Not affiliated with NUI Corporation.



     (1) Includes (a) 125,399 shares over which Mr. Kean has sole voting and investment power, including 15,900 shares of restricted stock issued under the 1988 Plan and (b) 373,624 shares over which Mr. Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family.

     (2) Includes (a) 311,952 shares over which Mr. Kean has sole voting and investment power, and (b) 373,624 shares over which Mr. Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family.

          Security Ownership of Management. The following table shows, as of October 31, 1993, the number and percent of the shares of Common Stock beneficially owned by each director and by all directors and officers of NUI as a group, including those shares which persons have the right to acquire within 60 days of that date by the exercise of stock options:

                                               Number of        Percent of
     Title of Class   Beneficial Owner         Shares(1)(2)          Class

     Common Stock     John W. Atherton, Jr.        1,512                *
                      Calvin R. Carver           120,425              1.5%
                                                   2,477(3)
                      James J. Forese              1,512                *
                      John Kean                       **               **
                      Robert W. Kean, Jr.          5,359              1.5%
                                                 114,482(4)
                      Jack Langer                 59,537                *
                                                   7,631(5)
                      Bernard S. Lee               1,880                *
                      R. V. Whisnand               1,512                *
                      John Winthrop                4,236                *
                      John Kean, Jr.              22,693                *
                                                  16,294(4)
                      Robert P. Kenney            13,283                *
                      David P. Vincent            22,320                *
                  15 directors and executive
                      officers as a group        934,842             11.4%

     *  Less than 1.0%.
     ** Reference is made to the information provided under "--Security Ownership of Certain Beneficial Owners."
     (1) With respect to the 1988 Stock Plan, includes (a) deferred grants of shares of restricted stock payable to non-employee directors, as follows:
     Messrs. Atherton, Carver, Forese, Robert W. Kean, Jr., Wisnand and Winthrop, 1,362 shares each; Mr. Lee, 880 shares; and all directors as a group, 9,052 shares; and (b) shares of restricted stock, as follows:
     Mr. Langer, 6,350 shares; Mr. John Kean, Jr., 7,950 shares; Mr. Kenney, 8,050 shares; Mr. Vincent, 7075 shares; and all directors and officers as a group, 54,500 shares. Also includes shares that could be purchased under options granted under the NUI 1983 Stock Option Plan that terminted in March 1993, as follows: Mr. John Kean, Jr., 5,000 shares; Mr. Vincent, 4,800 shares; and all directors and officers as a group, 16,450 shares.
     (2) Except as noted, each beneficial owner indicated has sole voting and investment power with respect to the shares indicated next to such person's name.
     (3) Beneficial owner indicated has no voting power but shares investment power with respect to these shares.




     (4) Beneficial owner has shared voting and investment power with respect to these shares.
     (5) Beneficial owner claims no voting or investment power with respect to such shares.


     EXECUTIVE OFFICERS

          The following information as of October 31, 1993 is provided with respect to each executive officer of NUI. Officers are elected to serve until the first meeting of the Board of Directors following the next annual meeting of the shareholders or until their successors are elected and qualified, subject to earlier termination by removal or resignation. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was selected.

          John Kean, age 64
          President and Chief Executive Officer

          Mr. Kean has served as president and chief executive officer of NUI and as a director since 1969. See "Election of Directors - The Board of Directors" for information regarding Mr. Kean's business experience.

          Michael J. Behan, age 47
          Vice-President

          Mr. Behan has served as vice-president since March 1993, and as assistant vice-president since June 1990. Mr. Behan is also president of National Gas Services, Inc., a subsidiary of EGC that was formed in 1992 to manage certain service requirements of other utilities on a contract basis. In addition, for more than the last five years, Mr. Behan has served as president of Anson Sphere Corporation*, an international trade consulting firm.

          Joseph P. Coughlin, age 59
          Senior Vice-President--Treasurer and Secretary

          Mr. Coughlin has served as senior vice-president since 1985, as treasurer since 1971 and as secretary since 1990. Mr. Coughlin is also treasurer and secretary of EGC. Mr. Coughlin had served as senior vice-president--finance and administration and as chief financial officer until March 1991, and as acting secretary from August 1989 until January 1990. He is a certified public accountant.

          John Kean, Jr., age 36
          Executive Vice-President

          Mr. Kean has served as executive vice-president since January 1992, as executive vice president of EGC since March 1993 and as chief financial officer March 1991 to March 1993. Mr. Kean had served as vice-president-- operations from February 1990 until his appointment as chief financial officer. From June 1988 through February 1990, Mr. Kean was executive vice-president and chief operating officer of KCS Energy Group ("KCS")*, a company which had been owned by NUI until May 1988 when all of the outstanding shares of its common stock were distributed to the NUI shareholders. Between January 1985 and June 1988, Mr. Kean served NUI as assistant vice-president strategy development. Mr. Kean is a director of





     KCS and chairman of PIM Corporation*. He has served also as a director and chief executive officer of several of KCS's subsidiary companies.

          Robert P. Kenney, age 59
          President - New Jersey Division

          Mr. Kenney has served as president and chief executive officer of EGC since 1991. He had been a senior vice president of EGC responsible for all administrative functions from 1985 until 1991. In October 1991 he was appointed to the Advisory Board of the Florida Division and since 1988 has served as chairman of the board of Utility Billing Services, Inc., the utility billing subsidiary of EGC.

          Jack Langer, age 56
          President - Florida Division

          Mr. Langer has served as president since 1987 and chief executive officer of the Florida Division since 1991 and as a director of NUI since 1988. See "Election of Directors - The Board of Directors" for information regarding Mr. Langer's business experience.

          Rand W. Smith, age 43
          Vice-President and Chief Accounting Officer

          Mr. Smith has served as vice president since March 1993 and as chief accounting officer since February 1992. Previously, Mr. Smith served as assistant vice-president since March 1989. Prior thereto, Mr. Smith was assistant controller of Continental Can Company, Inc.* He is a certified public accountant.

          David P. Vincent, age 50
          Executive Vice-President and Chief Financial Officer

          Mr. Vincent has served as chief financial officer since March 1993 and as executive vice-president since August 1988. Prior thereto, Mr. Vincent served as vice-president--strategy development.

                                EXECUTIVE COMPENSATION

               Compensation Committee Report on Executive Compensation

     The compensation committee of the Board of Directors (the "Committee"), comprised of four independent, non-employee directors (See "Election of Directors - Committees of the Board of Directors") is responsible for developing and making recommendations to the Board with respect to the Corporation's executive compensation policies. Pursuant to authority delegated by the Board, the Committee determines the long-term compensation awards for the chief executive officer and each of the other officers of the Corporation. None of the members of the Committee is or has been an officer or employee of the Corporation or any of its subsidiaries. Among other resources, the Committee consults with an independent compensation expert to assist it in the development of its recommendations and conclusions.

          The Committee believes that the executive officer compensation program should be aligned with the Corporation's long-term strategic goals and


     __________________________
     * Not affiliated with NUI Corporation.




     performance and the enhancement of shareholder value. Accordingly, the program is designed to:

          * Reward executives for long-term strategic management and the enhancement of shareholder value through increased common stock ownership in the Corporation.

          * Align compensation programs with the Corporation's annual and longer-term strategic planning and measurement processes.

          * Support a performance-oriented environment that rewards performance not only with respect to the Corporation's goals but also with respect to NUI's performance as compared with other natural gas distribution companies.

          * Attract and retain key executives who are critical to the long-term success of the Corporation.

          The Corporation's executive officer compensation program is comprised of base salary, annual cash bonus, long-term compensation and various benefits, including medical plans and defined benefit and defined contribution retirement plans that are generally offered to salaried employees. Long-term compensation is comprised of opportunities for grants and awards under the Corporation's 1988 Stock Plan. Under the 1988 Stock Plan, certain elements of compensation may be awarded in shares of Common Stock. In addition, executive officers and certain other key employees are eligible under the 1988 Stock Plan to be granted options to purchase shares of Common Stock at prices equal to the market price per share at the date the options were granted. Stock appreciation rights may be granted in tandem with the options. Options must be exercised within ten years from the date of grant. Supplementary medical and pension plans are in effect for executive officers other than those that participate in the Florida Division benefit plans. Mr. Langer participates in the benefit plans that are generally offered to salaried employees of the Florida Division, including an employee stock ownership plan and a defined benefit retirement plan.

          The Committee believes that the executive compensation program provides an overall level of compensation opportunity that is competitive with gas distribution companies of comparable size. Actual compensation levels may be greater or less than levels in comparable companies based upon annual and longer-term corporate performance as well as individual performance. The Committee will use its discretion to set executive compensation when, in its sole judgment, circumstances so warrant.

          The Committee's review of the Corporation's performance for fiscal 1993 considered the achievement of financial results including, but not limited to, operating margins, pretax operating income, pretax operating cash flows and net income as compared with budgeted amounts and prior year amounts. The corresponding effects on financial ratios such as dividend coverage, return on assets, return on equity, operating ratio, net income per share and market price per share compared to book value per share were evaluated. Also considered were key qualitative objectives and trends toward improved financial performance resulting from promoting the integration of management resources, developing gas supply strategies, coordinating financial planning and resources, and investing for system growth and integrity, along with a review of trends in the return on NUI Common Stock as compared with other gas distribution companies. The




     Committee evaluated the overall impact of the foregoing placing primary weight on net income and did not specifically differentiate the relative weight of each factor.

          In assessing the level of stock awards the Committee believes that increasing management's ownership of NUI Common Stock aligns the long-term interest of management with the interest of the shareholders. Accordingly, the level of stock awards is designed primarily to recognize management's progress toward the achievement of long-term strategic goals.

          A summary of the compensation awarded to John Kean, president and chief executive officer, and other executive officers of NUI is set forth in the "Summary Compensation Table". The compensation paid to Mr. Kean for fiscal 1993 is based upon the Committee's evaluation of the Company's overall performance for the year as described above and the Committee's subjective evaluation of his performance, without specifically differentiating the relative weight of each factor. Mr. Kean's compensation reflects a 5.0% increase in base salary awarded effective as of January 1, 1993 and a cash bonus paid in December 1993 equal to 44% of his current base salary. The cash bonus is comparable to the 42% award for fiscal 1992 and significantly higher than the 21% award for fiscal 1991, reflecting the Corporation's overall performance and actions taken by Mr. Kean to position the Corporation to enhance customer growth in accordance with the NUI business plan. These actions help to assure that the Corporation continues to render safe, adequate and proper service to customers and communities served. The restricted stock award granted to Mr. Kean during fiscal 1993 is generally consistent with the grants made in prior years as the committee believes Mr. Kean has positioned the Corporation well to address a changing business climate, to enhance total shareholder return and to accelerate the company's growth in customers.

     R. V. Whisnand, Chairman
     John W. Atherton, Jr.
     James J. Forese
     Bernard S. Lee
     Members of the Compensation Committee

     Performance Graph

     The data below reflects the company's stock performance and a comparison with the S&P 500 and the Edward D. Jones and Co. Natural Gas Distribution Return Comparison (Gas Utilities Index) as obtained from Edward D. Jones and Co.

                      COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                AMONG NUI CORP., S&P 500 INDEX AND GAS UTILITIES INDEX

                                                                Gas
     Measurement Period                                         Utilities
     (Fiscal Year Covered)        NUI Corp.    S&P 500 Index    Index

     Measurement Pt. 9/30/88      $100         $100             $100

     FYE 9/30/89                  $113         $133             $126
     FYE 9/30/90                  $101         $121             $133
     FYE 9/30/91                  $119         $158             $160
     FYE 9/30/92                  $178         $175             $199
     FYE 9/30/93                  $244         $198             $252




          Assumes $100 invested on September 30, 1988 in NUI Common Stock, the S&P 500 index and the Edward D. Jones & Co. group of natural gas distribution companies. All on a total return basis which assumes reinvestment of dividends.

     Annual Compensation, Long-Term Compensation and All Other Compensation

          The following table summarizes the compensation paid to NUI's chief executive officer and each of the other four most highly compensated executive officers of NUI required to be reported for each of the past three fiscal years:
                              Summary Compensation Table
                                                          Long Term
                                                         Compensation
                               Annual Compensation
                                                            Awards
                                                                         All
                                                          Restricted    Other
            Name and                                        Stock      Compensa
           Principal                Salary      Bonus      Award(s)     -tion
            Position        Year     ($)         ($)        ($)(1)      ($)(2)
      John Kean             1993 $261,325     $115,700    $116,663     $14,660
      President and chief   1992  248,675      105,800    117,263         --
      executive officer     1991  236,450       50,300    101,997         --

      Robert P. Kenney      1993 $188,500     $ 65,100   $ 77,775       $7,685
      President - New       1992  175,000       54,700     67,575         --
      Jersey Division       1991  120,075       12,800     40,475         --

      Jack Langer           1993  190,700     $ 48,800   $ 26,563      $71,796
      President - Florida   1992  181,600       44,100     71,550         --
      Division              1991  169,250       27,300     40,475         --

      John Kean, Jr.        1993 $167,600     $ 58,000   $ 64,050       $7,019
      Executive             1992  152,125       52,300     55,650         --
      vice-president        1991  141,800       24,300     43,713

      David P. Vincent      1993 $156,700     $ 51,400   $ 57,188       $5,562
      Executive vice-       1992  149,125       48,900     51,675         --
      president and chief   1991  141,800       23,300     43,713         --
      financial officer

     (1) Recipients of restricted shares of NUI Common Stock generally have the rights of a shareholder with respect to such stock, except that none of the restricted stock may be sold, transferred, assigned, pledged or otherwise encumbered during the Restricted Period, as defined in the 1988 Plan, and such shares are generally subject to forfeiture if the grantee does not remain an employee of NUI until the termination of the Restricted Period. The Restricted Period with respect to each of the awards included in the table above is two years for 50% of the shares awarded, three years for an additional 25% of the shares awarded and four years for the remaining 25% of the shares awarded. Restricted shares of Common Stock are eligible for the payment of cash dividends at the same rate that is paid on shares held by other shareholders. As of September 30, 1993, restricted shares of Common Stock held by the executive officers named in the table above and the market value thereof was as follows: John Kean, 15,900 shares, $461,100; Robert P. Kenney, 8,050 shares, $233,450; Jack Langer, 6,350






     shares, $184,150; John Kean, Jr., 7,950 shares, $230,550; and David P. Vincent, 7,075 shares, $205,175.

     (2) Includes for Jack Langer $53,170 the value of 1,997 shares of NUI Stock allocated on March 31, 1993 under the employee stock ownership plan and $14,846 paid for unused vacation. Includes $7,000 for John Kean; $5,017 for Robert P. Kenney; $5,643 for John Kean, Jr. and $4,396 for David Vincent as the employer match applicable to employee contributions to a 401(k) plan. Includes $3,510 for John Kean; $1,800 for Robert P. Kenney; $3,780 for Jack Langer; $264 for John Kean, Jr.; and $696 for David P. Vincent applicable to life insurance and $868 for Robert P. Kenney; $1,112 for John Kean, Jr.; and $470 for David P. Vincent applicable to a medical expense reimbursement program. Includes $4,150 director fee received by John Kean from EGC.

          Retirement Benefit Plans. The executive officers of NUI, other than participants in the Florida Division Plans (see "Florida Division Pension Plan"), earn retirement benefits that may be payable under three separate plans: (1) the NUI Retirement Plan, a funded plan in which more than 70% of the Company's employees are eligible to participate; (2) the ERISA Excess Benefits Plan, an unfunded plan that is designed to provide benefits for those participants in the NUI Retirement Plan for whom benefits are reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code of 1986 (the "Code"); and (3) the Supplemental Retirement Benefits Plan, an unfunded plan that provides additional benefits to certain key executive employees, including those listed in the Summary Compensation Table. Whereas participants in the NUI Retirement Plan and the ERISA Excess Benefits Plan become vested in their benefits under vesting requirements imposed by the Employee Retirement Income Security Act of 1974, participants in the Supplemental Retirement Benefits Plan are eligible to receive benefits from the plan only if they reach retirement age while working for the Company.

          The following table shows the maximum aggregate annual retirement benefits payable from all three plans at normal retirement age for various levels of final average compensation and years of service, assuming the election of retirement allowance payable as a life annuity with two years certain:
                                         Years of Service
                      Remunera-    10       20      30      40
                        tion      Years   Years   Years   Years
                       $50,000  $10,000 $20,000 $30,000 $30,000
                       100,000   20,000  40,000  60,000  60,000
                       150,000   30,000  60,000  90,000  90,000
                       200,000   40,000  80,000 120,000 120,000
                       250,000   50,000 100,000 150,000 150,000
                       300,000   60,000 120,000 180,000 180,000
                       350,000   70,000 140,000 210,000 210,000
                       400,000   80,000 160,000 240,000 240,000
                       450,000   90,000 180,000 270,000 270,000

          Average annual compensation utilized for formula purposes includes salary and bonus as reported on the "Summary Compensation Table." The benefit amounts shown in the preceding table are not subject to any deduction for Social Security benefits or other offset amounts. The number of years of service now credited under the NUI Retirement Plan for the participants listed in the "Summary Compensation Table" is as follows: John





     Kean, 38 years; Jack Langer, 32 years; Robert P. Kenney, 24 years; John Kean, Jr., 8 years; and David P. Vincent, 7 years.

          The NUI Retirement Plan, which is funded entirely by the Corporation, provides that a participant retiring at or after age 65 will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 1-1/2% of the participant's final average compensation (the average of the highest sixty consecutive months base salary) multiplied by the number of years of credited service up to a maximum of 44 years. Benefits payable to participants in the NUI Retirement Plan may be reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code. The ERISA Excess Benefits Plan will pay the difference between the amount payable to the participant under the NUI Retirement Plan and the amount the participant would have been paid but for the limitations pursuant to Section 415 of the Code. Benefits under this Plan are subject to the same terms and conditions as the benefits payable to the participant under the NUI Retirement Plan.

          The unfunded Supplemental Retirement Benefits Plan provides that each eligible employee that reaches retirement age while working for the Corporation may receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 2% of the participant's final average total compensation (the average of the highest sixty consecutive months earnings including cash bonuses earned) multiplied by the number of years of credited service up to a maximum of 60%. Benefits otherwise payable under the unfunded Supplemental Retirement Benefits Plan are reduced by amounts payable under the NUI Retirement Plan and the ERISA Excess Benefits Plan.

          Florida Division Retirement Plan. The non-bargaining-unit employees of the Florida Division, including Mr. Langer, are eligible to participate in the Florida Division Plans which, generally, are the plans that were in effect when the Florida Division was acquired in 1988 by NUI. The Florida Division Plans include the Florida Division Pension Plan and Trust, which is funded entirely by the Company, provides that a participant retiring at or after age 65 will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 1-1/4% of the participant's final average compensation (the average of the highest sixty consecutive months payroll compensation in the last ten years of the participant's service as subject to report on Internal Revenue Service Form W-2) multiplied by the number of years of credited service. Benefits payable to participants in the Florida Division Retirement Plan may be reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code, which as of the date of this Proxy Statement limit the participant's eligible final average compensation to $150,000.

          The following table shows the maximum aggregate annual retirement benefit payable to Mr. Langer at normal retirement age for various levels of final average compensation and years of service, assuming the election of retirement allowance payable as a life annuity with two years certain:
                                         Years of Service
                       Remunera-   10      20      30      40
                         tion     Years   Years   Years   Years
                        $50,000 $6,250 $12,500  $18,750 $25,000
                        100,000 12,500  25,000   37,500  50,000
                        150,000 18,750  37,500   56,250  75,000
                        200,000 18,750  37,500   56,250  75,000





          Average annual compensation utilized for formula purposes includes salary, bonus, the value of restricted stock grants and payments for unused vacation, as reported on the "Summary Compensation Table" and as reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code, which as of the date of this Proxy Statement limit the participant's annual average compensation for formula purposes to $150,000. The benefit amounts shown in the preceding table are not subject to deduction for Social Security benefits or other offset amounts. The number of years of service now credited under the Florida Division Retirement Plan for Mr. Langer is 32 years.

     Options and SARs

          No options or SARs were granted in the most recent fiscal year to any of the executive officers named in the "Summary Compensation Table" and no outstanding options or SARs were repriced in the most recent fiscal year.
                 Aggregated Option/SAR Exercises in 1993 Fiscal Year
                   Option and SAR Values as of September 30, 1993

                                                Number of
                                               Securities         Value of
                                               Underlying       Unexercised
                       Shares                  Unexercised      In-the-Money
                      Acquired               Options/SARs at   Options/ SARs
                         on       Value        FY-End (#)        at FY-End
                      Exercise   Realized  Exercisable/Unexer  Exercisable /
         Name            (#)       ($)           cisable       Unexercisable

         John Kean     21,150    $186,417          --                --
         John Kean,      --         --          5,000/--         $56,875/--
         Jr.
         David P.        --         --          4,800/--         $63,504/--
         Vincent

     Long-Term Incentive Plan Awards

          No long-term incentive plan awards were granted or paid out in the most recent fiscal year to any of the executive officers named in the "Summary Compensation Table."

     Employment Contracts, Termination of Employment and Change in Control Agreements

          Certain key employees of the Corporation, including the executive officers named in the "Summary Compensation Table," have entered into employment agreements with NUI whereby, in the event there shall have been a change in control (as defined) and employment shall have been terminated within thirty-six months after the change in control for reasons other than as provided for in the employment agreement, the employer shall pay to the executive officer as severance an amount equal to twice the sum of the executive officer's annual base salary plus the highest incentive compensation earned during the most recent twenty-four months. In addition, all employee benefit plans in which the executive officer is eligible to participate would continue for two years; all incentive awards not yet paid would be payable; the spread between the exercise price and the higher of the highest bid price during the twelve months preceding termination or the highest price per share paid in connection with any change in control would





     be payable in cash in lieu of stock issuable upon the exercise of stock options. If any payments pursuant to the plan are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the employer shall gross up the payment so that the net amount shall be equal to the payments prior to the payment of any excise tax.

          There are no other compensatory plans or arrangements involving the resignation, retirement, termination or change in responsibilities of the executive officers named in the "Summary Compensation Table."

                                    ANNUAL REPORT

          The Annual Report of NUI for the fiscal year ended September 30, 1993 has previously been mailed to shareholders. Shareholders are referred to such report for financial and other information about the activities of the Corporation. The NUI Annual Report is not a part of this Proxy Statement nor of the proxy solicitation materials.

          The Corporation will furnish without charge a copy of its most recent annual report on Form 10-K submitted to the SEC to any beneficial owner of the Corporation's shares upon receipt of a written request from such person. Please direct all such requests to Mr. Joseph P. Coughlin, Secretary, 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760.

                                SHAREHOLDER PROPOSALS

          Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the SEC. Should a shareholder intend to present a proposal at next year's NUI annual meeting, it must be received by the Secretary of NUI (at its principal executive offices at 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760) by not later than September 30, 1994 in order to be included in NUI's proxy statement and form of proxy relating to that meeting. Under the rules of the SEC, shareholders submitting such proposals are required to have held shares of the Corporation's Common Stock amounting to $1,000 in market value for at least one year prior to the date of submission.

          It is important that the proxies be returned promptly. Shareholders who do not expect to attend the Annual Meeting in person are urged to mark, sign, date and return the form of proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States.

          Participants in NUI Direct: A Common Stock Investment Plan, formerly, the NUI Dividend Reinvestment & Stock Purchase Plan, ("NUI Direct") and the City Gas Company of Florida Employee Stock Ownership Plan, ("the City Gas ESOP") please note: The proxy card includes the number of shares held in your name according to the shareholder record books and the number of shares, beneficially owned by you, that are held by Mellon Securities Trust Company as Agent for NUI Direct and by Mr. H. Earl Barber, as nominee for the City Gas ESOP.
                                              By Order of the Board of Directors


                                                      JOSEPH P. COUGHLIN
                                                                Secretary
     Dated:  January 28, 1994
     Bedminster, New Jersey




     BACK PAGE

     Road Map with directions to Meeting Site





     PROXY CARD  (FRONT)


     NUI Corporation                                                   Proxy
     _______________________________________________________________________

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John Kean, and Joseph P. Coughlin, or either one of them, with full power of substitution, attorneys, agents and proxies to vote on behalf of the undersigned at the annual meeting of shareholders of NUI Corporation to be held on March 8, 1994 at 10:30 a.m. or any adjournment thereof:


                             (continued and to be signed on the reverse side)

     PROXY CARD (BACK)

     This proxy when property executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR with respect to Items I and II.


     I.   ELECTION OF DIRECTORS:  James J. Forese, Jack Langer and R. V.
     Whisnand

     For all nominees     WITHHOLD                  (Instruction:  To withhold
     listed above         AUTHORITY                  authority to vote for any
     (except as marked    to vote for all nominees   individual nominee, strike
     to the contrary)     listed above               a line through the
                                                     nominee's name.)

        ____                 ____


     II.  PROPOSAL TO APPROVE THE         III.  In their discretion, the Proxies
          APPOINTMENT OF Arthur                 are authorized to vote upon such
          Andersen & Co. as the                 other business as may properly
          independent public accountants        come before the meeting.
          of NUI.

         FOR      AGAINST     ABSTAIN

        ___         ___         ___


                                 WITNESS my hand this _____ day of _____, 1994.
                                                        (Please date)

                                  ____________________________________________
                                  Please sign exactly as name appears hereon.
                                  When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate
                                 name by President or other authorized officer.
                                  If a partnership, please sign in partnership
                                  name by authorized person.

                                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED PREPAID ENVELOPE.

     "PLEASE MARK INSIDE BLUE
     BOXES SO THAT DATA PROCESSING
     EQUIPMENT WILL RECORD YOUR VOTES"